Exhibit 5.1
[Letterhead of Dewey Ballantine LLP]
May 24, 2007
LifePoint Hospitals, Inc.
103 Powell Court, Suite 200
Brentwood, Tennessee 37027
          Re: 3.5% Convertible Senior Subordinated Notes due 2014
Ladies and Gentlemen:
          We are acting as counsel to LifePoint Hospitals, Inc., a Delaware corporation (the “Company”), in connection with the Company’s registration statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission on May 21, 2007 under Rule 462(e) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed offering of $500,000,000 aggregate principal amount of 3.5% Convertible Senior Subordinated Notes due 2014 (the “Convertible Notes”) of the Company that are to be convertible into shares of common stock, par value $.01 per share, of the Company (the “Common Stock”). The Convertible Notes may be offered and sold by the Company as set forth in the prospectus that forms a part of the Registration Statement (the “Prospectus”). The Convertible Notes will be issued under a senior subordinated convertible notes indenture in the form filed as an exhibit to the Registration Statement, as amended or supplemented from time to time (the “Indenture”). This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.
          In connection with this opinion, we have examined (i) the Registration Statement; (ii) the Prospectus; (iii) the form of Indenture; (iv) the Amended and Restated Certificate of Incorporation of the Company; (v) the Second Amended and Restated Bylaws of the Company; (vi) the resolutions adopted by the Board of Directors of the Company (the “Board”) relating to the Registration Statement and the issuance of the Convertible Notes; (vii) the resolutions of the pricing committee of the Board relating to the pricing of the Convertible Notes; and (viii) an executed copy of the underwriting agreement, dated as of May 22, 2007, between the Company and the Underwriters named in Schedule II thereto (the “Underwriting Agreement”). We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and officers and other representatives of the Company and such other agreements, instruments and documents as we have deemed necessary or appropriate for the purpose of this opinion.
          In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the authenticity of the originals of such copies and the correctness of all statements of fact in all documents examined by us. In making our examination of documents executed by parties other than the Company, we have further assumed that (i) all parties to the documents (except to the extent opined to herein) are validly existing and in good standing under the laws of all jurisdictions

LifePoint Hospitals, Inc.
May 24, 2007

where they are conducting their businesses or are otherwise required to be so qualified, and have full power and authority and all necessary consents and approvals to execute, deliver and perform under such documents, (ii) all such documents have been duly authorized by all necessary corporate or other action on the part of the parties thereto (except to the extent opined to herein), have been duly executed by such parties and have been duly delivered by such parties and (iii) all such documents constitute the legal, valid and binding obligation of each party thereto enforceable against such party in accordance with its terms. In rendering the opinions set forth below, we have relied as to factual matters upon certificates, statements and representations of the Company, its officers and representatives and public officials and other sources believed by us to be responsible. We have not independently established the facts so relied upon.
          Based upon the foregoing and in reliance thereon, we are of the opinion that:
          1. When (a) the Indenture has been duly executed and delivered by the Company and the Trustee and (b) the Convertible Notes have been duly authenticated by the Trustee and duly executed and delivered on behalf of the Company against payment therefor in accordance with the terms and provisions of the Indenture and as contemplated by the Registration Statement, the Prospectus and the Underwriting Agreement, the Convertible Notes will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms.
          2. Following valid issuance of the Convertible Notes and upon due exercise of applicable conversion rights in accordance with the terms of the Convertible Notes, the shares of Common Stock issuable upon conversion of the Convertible Notes will be validly issued, fully paid and non-assessable.
          This opinion, as it relates to the enforceability of obligations of the Company, is subject to the qualification that the enforceability of the agreement, instrument or other obligations referred to therein is subject to and may be limited by (i) applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws now or hereafter in effect relating to or affecting the enforcement of creditors’ rights generally; (ii) general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law) and the discretion of the court before which any proceedings therefor may be brought (such principles of equity are of general application, and in applying such principles, a court might include a covenant of good faith and fair dealing and apply concepts of reasonableness and materiality); and (iii) public policy or similar considerations that may limit enforceability of indemnification provisions and provisions seeking to limit a party’s liability.
          We express no opinion as to the validity, legally binding effect or enforceability of any provision in any agreement or instrument that (i) requires or relates to payment of any interest at a rate or in an amount which a court would determine in the circumstances under applicable law to be commercially unreasonable or a penalty or a forfeiture or (ii) relates to governing law and submission by the parties to the jurisdiction of one or more particular courts.
          Members of our firm are admitted to the Bar in the State of New York and we do not express any opinion as to the laws of any jurisdiction other than the laws of the State of New York and the Delaware General Corporation Law. This opinion is limited to the laws as in effect

LifePoint Hospitals, Inc.
May 24, 2007

on the date hereof. We disclaim any obligation to advise you of any change in law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.
          We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed on May 24, 2007, which is incorporated by reference into the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Very truly yours,
/s/ Dewey Ballantine LLP